Exhibit 21.1

Subsidiary Information

Corel Corporation Limited

Europa House

3rd Floor

Harcourt Street

Dublin 2, Ireland

Corel, Inc.

567 Timpanogos Parkway

Orem, Utah

USA 84507

Corel Corporation (U.S.A.)

567 Timpanogos Parkway

Orem, Utah

USA 84507

Corel International Corp.

c/o Peat Marwick Associates Limited

Hastings, Christ Church

Barbados